<SEQUENCE>2



August 16, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re: Regent Technologies, Inc.
Commission File No. 000-9519

Gentlemen,

We were previously the independent auditors of Regent Technology, Inc. and on July 20, 1999 we most recently reported on their financial statements as of December 31, 1998 and 1997 and for each of the years in the three years ended December 31, 1999. On or about August 8, 2005, we were dismissed as the Company's independent auditors. We have read the Company's statements included under Item 4.01 of its Form 8-K dated August 18, 2005 and we agree with such statements.


Salmon, Beach & Company, P.C.